SERVICE CONTRACT




By and between                     Dataram International Aps
                                   S0nderh0j 22
                                   8260 VibyJ
                                   CVRNo. []
                                   (hereinafter referred to as "the Company")
of the one Party and               Lars Marcher
                                   Rislundvej 13
                                   8240 Risskov
                                   (hereinafter referred to as
                                   "the PRESIDENT AND COO")


of the other Party the following agreement has been made on this day:

                               Article 1

REPORTING LINE AND AREAS OF RESPONSIBILITY

The PRESIDENT AND Chief Operating Officer (COO) shall be responsible for the following areas:

- Together with the other member(s) of the management team set financial goals and determine strategies for the Company;

- In accordance with the set goals to establish guidelines for the operations of the Company;

-     To ensure optimum follow-up on the operations of the Company;

- Set goals for the revenue and profitability of the Company and ensure that they are reached;

The PRESIDENT AND COO reports to the CEO of Dataram Corporation.

The PRESIDENT AND COO has been registered with the Danish Commerce and Companies Agency.

In connection with the conclusion of significant contracts and in connection with important decisions the CEO of Dataram Corporation shall always be consulted.


                                   Article 2

OFFICES DURING THE TERM OF THE SERVICE CONTRACT

2.1
The PRESIDENT AND COO undertakes to devote the whole of his skills and energies to the duties accepted by him under this Contract.

2.2
The normal daily working hours are the opening hours of the Company applicable from time to time provided however that extra workloads in connection with travels abroad and other work shall not be compensated separately but included in the gross pay agreed upon under Article 4.

2.3
For as long as he holds the position as PRESIDENT AND COO of the Company, the PRESIDENT AND COO shall not without the written consent of the Company in each individual case be entitled to be the owner of or an active or silent partner in any other business or to accept any other employment, whether paid or unpaid.


                                    Article 3

SECRECY

3.1
The PRESIDENT AND COO shall observe secrecy with regard to all matters, which come to his notice in connection with the performance of his duties as PRESIDENT AND COO unless such matters by their nature must be communicated to third parties.

The PRESIDENT AND COO shall be obliged to know and observe the internal rules on inside information applicable from time to time.

3.2
The said duty of secrecy shall persist upon the PRESIDENT AND COO's resignation from his position with the Company.

3.3
On his resignation, not withstanding the reason for such resignation, the PRESIDENT AND COO shall surrender to the Company any and all notes, memos and records taken or made by him during his term of service with the Company and other written material or computerized data and all and any copies or counterparts hereof, including instructions, price lists, contracts, agreements etc. without any exceptions whatsoever which relate to the Company and its business.

No lien can be exercised on any material belonging to the Company, irrespective of the reason for the PRESIDENT AND COO's resignation and notwithstanding that the PRESIDENT AND COO may have a claim against the Company.


                                    Article 4

PAY

4.1
The annual pay shall amount to DKK1,500,O00.00, which shall be payable in monthly arrears of DKKI25,000.00.

4.2
The PRESIDENT AND COO's pay shall be subject to discussion with a view to adjustment every year in connection with the result of the annual accounts, the first time 1 May 2002.

4.3
Bonus, is to begin in Fiscal 2002, based on a Fiscal Year from May 1 to April 30 shall be paid in the following amounts computed as stated below, based on the profit (EBIT) of the annual budget:

Achievement of between 90% and 99% of the annual budget -

Achievement of between 100% and 109% of the annual budget -

If the budget is exceeded by 10% or more an amount equal to

                   DKK325,000.00

                   DKK390,000.00

                   DKK470,000.00

The said annual bonus shall be paid not later than in June after the CFO of Dataram Corporation approval of the annual accounts.

If resigning during the course of a financial year, the PRESIDENT AND COO shall receive a bonus, which in terms of time is proportional.

4.4
The PRESIDENT AND COO shall participate in the Company's pension scheme according to which an amount to be contributed towards the scheme shall be deducted from the gross pay. In addition, the PRESIDENT AND COO shall be free to take out further pension schemes of his own.



                                   Article 5

FREE CAR AND TELEPHONE

5.1
The Company shall place a free motorcar at the disposal of the PRESIDENT AND COO in accordance with the Company's company car policy. The price shall not exceed a maximum of DKK35O,000.00.

5.3
At the request of the Company, the PRESIDENT AND COO shall on resignation be obliged to return the motorcar to the Company in return for a monthly indemnification, which shall be paid in monthly arrears until expiry of the period under notice in which the PRESIDENT AND COO is entitled to pay. The PRESIDENT AND COO shall not be entitled to exercise any lien on the motorcar for any claim he may have against the Company.


                                    Article 6

TRAVELS, COURSES, ETC.

6.1
The expenses defrayed by the PRESIDENT AND COO in connection with travels and entertainment in the interest of the Company shall be reimbursed by the Company according to vouchers submitted and in accordance with directions drawn up by the Dataram Corporation. The Company shall also reimburse the costs (annual membership fees etc.) of the use of credit card.

6.2
At the request of the Company, the PRESIDENT AND COO is obliged to participate in courses and the like in Denmark and abroad with a view to updating his knowledge.

6.3.
The Company shall pay the costs of taking out a D&O/personal liability insurance for the CEO.



                                    Article 7

HOLIDAYS

7.1
The PRESIDENT AND COO is not covered by the Danish Holidays Act, but shall in every full calendar year be entitled to the holidays from time to time following from the Danish Holidays Act.

7.2
The PRESIDENT AND COO shall plan his holidays giving due consideration to the interests of the Company and shall submit his holiday plans to the CEO of Dataram Corporation. The holiday plan shall be submitted at reasonable notice.

7.3
The PRESIDENT AND COO shall be entitled to holidays with pay.


                                    Article 8

NON-COMPETITION

8.1
If this Contract is terminated by reason of a material breach committed by the PRESIDENT AND COO towards the Company or if the PRESIDENT AND COO gives notice to quit, the PRESIDENT AND COO shall for a period of one year after termination of the Contract not be entitled to be directly or indirectly financially interested in any business which competes directly with the business carried out by the Company, Dataram Corporation or affiliated companies of either, at the time without the written consent of Dataram Corporation.

8.2
The PRESIDENT AND COO shall neither be entitled to accept employment with or work for any such business, including as a director, commissioner or consultant.

8.3
This undertaking not to compete shall apply throughout the PRESIDENT AND COO's geographical area of work (worldwide).

8.4
For the purposes of this Non-Competition clause the date of termination of the Contract shall mean the date until which the PRESIDENT AND COO is paid by the Company notwithstanding that he may stop functioning at an earlier date.

8.5
The PRESIDENT AND COO acknowledges that he holds a particularly fiduciary position within the Company and has access to the Company's business secrets in a manner, which implies that the PRESIDENT AND COO can validly submit to the aforesaid Non-Competition clause.

8.6
If the PRESIDENT AND COO violates the aforesaid Non-Competition clause, the Company is entitled to demand that the PRESIDENT AND COO, in addition to compensation according to the general rules of Danish law, pays liquidated damages in the amount DKK300,000.00 for each violation of the Non-Competition clause.

In addition, the Company is entitled to demand that the unlawful activity is ended, if required by way of an injunction. The injunction can be granted without provision of security. Payment of liquidated damages shall not be deemed to relieve the PRESIDENT AND COO from the duty to observe the Non-Competition clause.



                                   Article 9

TERMINATION AND EXPIRY

9.1
The Service Contract shall expire without notice by the end of the month in which the PRESIDENT AND COO attains the age of 60.

The Service Contract may be terminated by the Company at eighteen months' written notice for the Contract to expire on the last day of any month and by the PRESIDENT AND COO at twelve months' written notice for the Contract to expire on the last day of any month.

9.2
If the PRESIDENT AND COO dies during the term of this Contract, the pay for the current month as well as 17 months' post-service pay, corresponding to the pay in Article 5, shall be paid to the PRESIDENT AND COO's widow, cohabitant or children of less than 18 years of age.



                                   Article 10

BREACH OF CONTRACT

If either of the Parties commits a material breach of its duties under this Contract, the other Party shall be entitled to rescind the Contract without notice or to give notice of termination for the Contract to expire at a discretionary point in time. If the termination is due to breach on his part, the PRESIDENT AND COO shall only be entitled to receive pay until the date of resignation.

The Party in breach shall be obliged to compensate any loss suffered by the other Party by reason of the breach. Material breach shall mean i.a. acts in contravention of Articles 1, 2 and 3.


                                   Article 11

ARBITRATION

11.1
Any dispute arising out of or in connection with the employment established under this Contract between the Company and the PRESIDENT AND COO shall, if the Parties fail to reach an agreement by way of negotiation, be settled by arbitration in accordance with the following rules; and the award shall be final, binding and enforceable:

In the event of a dispute either of the Parties shall be entitled to request appointment of an arbitration tribunal.

The Party requesting that a matter be settled by arbitration shall appoint its arbitrator and by registered letter request the other Party to appoint its arbitrator within 14 days. The letter shall also give a brief description of the matter(s) to be settled by arbitration. If the other Party has not appointed its arbitrator within the said time-limit, the said arbitrator shall be appointed by the President of the Western Division of the Danish High Court.

The arbitrators appointed by the Parties shall jointly appoint an umpire who shall be a professional judge.

In the event of failure to reach an agreement on the appointment of the umpire, the appointed arbitrators shall jointly approach the President of the Western Division of the Danish High Court requesting him, following a prior discussion with the Parties, to appoint an umpire who shall be the chairman of arbitration tribunal.


The arbitration tribunal shall proceed in accordance with the normal rules on arbitration proceedings and shall i.a. be entitled to demand that security is provided for the fees of the arbitration tribunal and for other costs and expenses of the case.

Irrespective of which Party is requesting appointment of the arbitration tribunal, all costs and expenses hereof shall be paid by the Company.


                                  Article 12

SIGNATURES AND COUNTERPARTS

This Contract shall be signed in two counterparts, and either Party shall receive one signed counterpart.